Exhibit 99.01

NEWS RELEASE Xcel Energy Media Relations 414 Nicollet Mall, 7th floor Minneapolis, MN 55401 612-215-5300 www.xcelenergy.com

December 18, 2008

Xcel Energy names Fowke executive vice president

MINNEAPOLIS — Dick Kelly, Xcel Energy chairman, president and CEO, today named Ben Fowke executive vice president and chief financial officer. In addition to his existing responsibilities as vice president and CFO, Fowke now assumes responsibility for Xcel Energy’s four operating companies: Southwestern Public Service Co., Public Service Co. of Colorado, Northern States Power Co.-Minnesota and NSP-Wisconsin.

“Ben has done an outstanding job in his role as chief financial officer, and he is well positioned to lead the operating companies,” said Kelly.

Previously, Fowke was vice president and treasurer for Xcel Energy, and he served as vice president and CFO of the company’s Energy Markets business unit.  Before the merger that created Xcel Energy in 2000, Fowke was a vice president in the New Century Energies retail business unit.

Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company with regulated operations in eight Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

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